Exhibit 99.1

[ONEOK Partners Logo]	NEWS
March 29, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Proposal to Convert Class B Units Approved;

Partnership Adjourns Special Meeting

TULSA, Okla. -- March 29, 2007 -- ONEOK Partners, L.P. (NYSE: OKS) announced today that the proposal to permit the conversion of the Class B units held by ONEOK, Inc. into common units has been approved by the required majority of common unitholders.

The partnership also announced that it has adjourned its special meeting of common unitholders until 10 a.m. Central Daylight Time on May 10, 2007, when the meeting will reconvene.

The adjournment is designed to give unitholders additional time to cast their votes or submit their proxy on the proposal to amend the ONEOK Partners' partnership agreement, which requires the approval of at least two-thirds of the outstanding common units, excluding the common units and Class B units held by ONEOK, Inc. and its affiliates.

ONEOK Partners has filed a proxy statement and other documents with the Securities and Exchange Commission. Investors are urged to read carefully the proxy statement, because it contains important information regarding the amendment proposal. A copy of the proxy statement can be obtained without charge, by contacting D.F. King & Co., Inc., which is assisting ONEOK Partners, toll-free at 1-800-549-6746.

ONEOK Partners unitholders who have questions regarding the proposals or need assistance voting their common units, should contact D.F. King & Co., Inc., which is acting as information agent for ONEOK Partners, as follows:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: 1-800-549-6746

Call Collect: 1-212-269-5550

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is owned by ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FV